					EXHIBIT 12.5
					Page 1
THE TOLEDO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$19,930	$86,283	$76,164	$99,404	$91,239
Interest and other charges, before reduction for amounts capitalized
and deferred	42,126	33,439	21,489	23,179	34,135
Provision for income taxes	5,394	52,350	73,931	59,869	53,736
Interest element of rentals charged to income (a)	84,894	82,879	80,042	77,158	57,393

Earnings as defined	$152,344	$254,951	$251,626	$259,610	$236,503

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest before reduction for amounts capitalized and deferred	$42,126	$33,439	$21,489	$23,179	$34,135
Interest element of rentals charged to income (a)	84,894	82,879	80,042	77,158	57,393

Fixed charges as defined	$127,020	$116,318	$101,531	$100,337	$91,528

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	1.20	2.19	2.48	2.59	2.58

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

					EXHIBIT 12.5

THE TOLEDO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$19,930	$86,283	$76,164	$99,404	$91,239
Interest and other charges, before reduction for amounts capitalized
and deferred	42,126	33,439	21,489	23,179	34,135
Provision for income taxes	5,394	52,350	73,931	59,869	53,736
Interest element of rentals charged to income (a)	84,894	82,879	80,042	77,158	57,393

Earnings as defined	$152,344	$254,951	$251,626	$259,610	$236,503

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest before reduction for amounts capitalized and deferred	$42,126	$33,439	$21,489	$23,179	$34,135
Preferred stock dividend requirements	8,838	8,844	7,795	9,409	-
Adjustments to preferred stock dividends
to state on a pre-income tax basis	2,158	5,366	7,561	5,667	-
Interest element of rentals charged to income (a)	84,894	82,879	80,042	77,158	57,393

Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$138,016	$130,528	$116,887	$115,413	$91,528

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	1.10	1.95	2.15	2.25	2.58

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.